Exhibit 3.2

                      ARTICLES OF AMENDMENT
                              TO THE
                    ARTICLES OF INCORPORATION
                                OF
                        PUMA ENERGY, INC.

On the 16th day of January, 1981, at a duly and properly called meeting of the Stockholders of PUMA ENERGY, INC., held at 926 Kennecott Building, Salt Lake City, Utah 84133, pursuant to the provisions of Section 16-10-57 of the Utah Business Corporation Act, the Articles of Incorporation of the Corporation were amended as hereinafter set forth.

          FIRST:  The name of the Corporation is:  PUMA ENERGY, INC.

          SECOND: The Articles of Incorporation were amended by the adoption of the foregoing Resolution:

               BE IT RESOLVED: That Article XVIII of the Articles of Incorporation be amended as follows:

                         "ARTICLE XVIII

                MORTGAGING AND ENCUMBERING ASSETS

               The Board of Directors may mortgage or encumber any of the assets of the Corporation without approval of or submission to the vote of shareholders, for any purpose deemed by the Board of Directors, in its sole discretion, to be beneficial to the Corporation."

          THIRD: The number of shares of the Corporation outstanding at the time of such adoption was 4,500,000; and the number of shares entitled to vote thereon was 4,500,000.

          FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

          None                              (Not applicable)

          FIFTH: The number of shares voted for the amendment and the number of shares voted against the amendment are as follows:

          For:  4,500,000
          Against:  0

          SIXTH: The number of shares of each class entitled to vote thereon as a class voted For and Against such amendment was, respectively,

          None                              (Not applicable)

          SEVENTH: The manner, if not set forth in such amendment, in which such exchange, reclassification of cancellation of issued shares provided for in the amendment shall be effected is as follows:

          None                              (Not applicable)

DATED:  January 16th 1981.


                              PUMA ENERGY, INC.
                              a Utah corporation


                              By/s/Roger H. Nelson
                              Roger H. Nelson, President

                              and

                              /s/Von G. Adamson
                              Von G. Adamson, Secretary

On this 16th date of January, 1981, personally appeared before me ROGER H. NELSON and VON G. ADAMSON, respectively, the President and Secretary of PUMA ENERGY, INC., who, by me being first duly sworn, did swear that they had read the foregoing Amendment and did sign the same in my presence.

                              /s/
                              NOTARY PUBLIC
                              I reside at:  Salt Lake City, Utah

My Commission expires:

4 January 1983
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